Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-1 of our report dated February 26, 2025 (which includes explanatory paragraphs relating to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Imunon, Inc. as of December 31, 2024 and 2023 appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

May 18, 2025